Synagro Technologies, Inc.
                   Announces Pricing of Common Stock Offering

    HOUSTON--(BUSINESS WIRE)--May 10, 2006--Synagro Technologies, Inc. (Nasdaq:SYGR)(ArcaEx:SYGR) (the "Company") today announced pricing terms of its previously announced common stock offering of 2,000,000 shares sold by the Company and 15,129,710 shares sold by selling stockholders. The offering will consist of 17,129,710 shares priced at $4.15 per share. In addition, the Company has granted the underwriter an option to purchase up to 2,000,000 additional shares from the Company at the offering price, less underwriter discounts and commissions, within 30 days. As previously announced, Banc of America Securities LLC is the sole manager for the offering.
    A registration statement relating to the common stock has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. The offering of these securities will be made only by means of a prospectus. A copy of the final prospectus may be obtained by contacting: Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, New York, New York 10001 or via e-mail at dg.prospectus_distribution@bofasecurities.com.
    Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.

    Safe Harbor Statement

    This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to: the risk that the offering discussed herein might not close; the risk that our stockholders may not receive the level of dividends provided for in the dividend policy adopted by our board or any dividends at all; unseasonable weather; changes in government regulations; the ability to find, timely close, and integrate acquisitions; changes in federal wastewater treatment and biosolid regulation; our ability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits; competition in the wastewater residuals management business; the risk of early termination of customer contracts; loss of significant customers; our ability to complete new facilities as scheduled; our level of debt and our ability to service our debt; our ability to obtain additional financing; our ability to maintain sufficient insurance; and the effect of the restrictions in our senior secured credit facility on our operations. Other factors are discussed in Synagro's periodic filings with the Securities and Exchange Commission.


    CONTACT: Synagro Technologies, Inc., Houston
             Robert C. Boucher, Jr., 713-369-1700